EXHIBIT 10.35

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to the accompanying Annual Report on Form 10-K. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements. Our executive officers participate in the executive bonus plans adopted by the Board of Directors on March 14, 2012, descriptions of which are included in Item 9B and as Exhibit 10.34 in this Form 10-K.

Additional information regarding our compensation arrangements with our executive officers will be included in our definitive Proxy Statement to be filed in connection with our 2012 Annual Meeting of Stockholders.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi
Chairman and Chief Executive Officer	$833,000		(1)

Mark T. McGrath
President	$400,000		(1)(2)

Brandon H. LaVerne
Chief Financial Officer, Treasurer and Assistant Secretary	$317,500		(1)

Kristin M. Rogers
Executive Vice President—Sales and Marketing	$350,000		(1)

Robert I. Newton
Executive Vice President, General Counsel and Secretary	$317,500		(1)

Joseph B. Hayek
Executive Vice President—Corporate Development and Investor Relations	$263,000		(1)

(1)  All executives are eligible to participate in our executive bonus plans referenced above.

(2)  Mr. McGrath joined the Company on March 5, 2012.